UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 21, 2006

InfoTech USA, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-22693 (Commission file number)	11-2889809 (IRS Employer Identification Number)

7 Kingsbridge Road, Fairfield, New Jersey 07004 (Address of principal executive office, including zip code)

Registrant’s telephone number, including area code: (973) 227-8772

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (7 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05        Costs Associated with Exit or Disposal Activities

On July 10, 2006, InfoTech USA, Inc. (the “Company”) finalized a plan to reduce the number of its employees by eight. The reduction in work force will occur primarily in the technical services area as part of the Company’s efforts to reduce expenses and improve service margins and overall profitability. The measure, implemented on July 21, 2006, followed three quarters of declining service revenue and declining service margins. In connection with the plan, the Company will make several one-time severance payments, resulting in a total cash outlay by the Company of approximately $30,000. No other costs are expected in connection with the action and all related costs will be recorded in the quarter ending September 30, 2006.

Item 8.01	Other Events

On July 21, 2006 the Company implemented a work force reduction, primarily in the technical services area of the Company, terminating eight positions out of a total of 33 full-time employees prior to the reduction. Details of this work force reduction are set forth in Item 2.05 of this Form 8-K. The Company will continue to provide technical services to existing and new customers, including the satisfaction of all of its current contractual obligations in this area, through its remaining technical services staff. This will be augmented by the deployment of contracted technical services through various outsourcing channels.

The Company undertook this measure in order to improve its operating margins and the utilization rates of its engineering and technical services staff. The Company is generally moving its business model more towards services, with the goal of growing higher-margin, recurring service revenues while maintaining its base business of product sales. The Company intends to introduce additional technology service offerings, such as managed services, whereby customers are provided with comprehensive information technology solutions on a monthly-fee basis, through strategic partnerships and acquisitions now under negotiation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InfoTech USA, Inc.

Date: July 25, 2006	By:	/s/ J. Robert Patterson
J. Robert Patterson Vice President, Chief Financial Officer, Secretary, Treasurer and Director